Exhibit 99.1

              L. B. Foster Company Reports Third Quarter Results

    PITTSBURGH, Oct. 26 /PRNewswire-FirstCall/ -- L. B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income from continuing operations of $1.3 million ($0.13 per share) in the third quarter of 2004 versus $1.4 million ($0.14 per share) in the third quarter of 2003. Pre-tax earnings were $2.1 million compared to $2.3 million in the prior year quarter, a 6.6% decline. Included in the current quarter results was a $1.0 million LIFO charge, due primarily to higher steel prices.
    Net income for the third quarter of 2004 was $1.3 million ($0.13 per share) versus net income of $2.9 million ($0.30 per share) for the third quarter of 2003. Net income for the third quarter of 2003 included
$1.5 million or $0.16 per share from discontinued operations related to the tax benefits from the dissolution of the Company's Foster Technologies subsidiary.
    Net sales for the third quarter of 2004 were $85.9 million compared to $75.8 million in 2003, an increase of 13% while gross margins declined by 1.7 percentage points to 10.9%. The increase in net sales was due primarily to a 43% increase in new rail distribution sales and a 31% increase in piling sales. The decline in gross profit margin percentage was principally due to the effects of escalating steel prices, which include a $1.0 million noncash LIFO charge and to the fact that our third quarter sales increases came from our lower margin distribution businesses. Selling and administrative expenses declined slightly by $0.1 million or 1% from the same prior year period. Third quarter interest expense declined 22% from the prior year due principally to the retirement of a $10.0 million LIBOR based interest rate collar agreement in April 2004 that had a minimum annual interest rate. Other income declined by $0.2 million primarily as a result of a decrease in the mark-to-market adjustment recorded by the Company related to its interest rate collar agreement in the third quarter of 2004.
    For the nine months ended September 30, 2004, the Company reported net income from continuing operations of $2.5 million ($0.25 per share) versus net income from continuing operations of $2.6 million ($0.27 per share) for the same period a year ago.
    Net income for the first nine months of 2004 was $2.5 million ($0.25 per share) versus net income of $3.8 million ($0.40 per share) for the first nine months of 2003. The 2003 results included $1.3 million of income ($0.13 per share) from discontinued operations primarily related to the previously mentioned tax benefits from the dissolution of the Company's Foster Technologies subsidiary.
    Net sales for the nine months ended September 30, 2004 were $228.1 million compared to $211.1 million in 2003, an increase of 8% while gross margins declined by 1.4 percentage points to 10.8%. The increase in net sales came primarily from our new rail and piling distribution businesses. The decline in gross profit margin percentage was attributable to the effects of escalating steel prices, which include a $1.1 million noncash LIFO charge and to the fact that our sales increases came from our lower margin distribution businesses. Selling and administrative expenses remained stable as compared to the same prior year period. Interest expense declined 20% as a result of the previously mentioned collar retirement and a reduction in average borrowing levels during the current year. Other income increased $0.5 million primarily as a result of the first quarter sale of the Company's former Newport, KY pipe coating machinery and equipment which had been classified as "held for resale" and the mark-to-market adjustment recorded by the Company related to its remaining interest rate collar.
    Cash flow from operations was negative for the first nine months of 2004 as the Company's working capital has increased with the increased sales volume. The cash requirements were funded primarily from existing cash and revolving credit facility borrowings. Capital expenditures for the nine months ended September 30, 2004 were $2.1 million as compared to $2.0 million in the same period of 2003.
    President and CEO, Stan Hasselbusch commented, "Although we continue to capitalize on market improvements in Rail Distribution and Piling, we are negatively impacted by escalating steel costs in the fixed price contract areas of Fabricated and Transit Products. Third quarter Rail Distribution and Piling sales were up 43% and 31%, respectively. However, the increased income generated from these businesses was essentially offset by declines from our Fabricated and Transit Products businesses."
    Hasselbusch continued, "Additionally, a non-cash LIFO provision reduced pretax earnings by $990,000 for the third quarter. We expect an additional LIFO provision will be necessary in the fourth quarter."
    The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects (including the passage of an adequate highway and transit bill), the potential value or viability of the DM&E, the ability to secure significant sales contracts, the Company's ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.


                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                     (In Thousands, Except Per Share Amounts)

                                        Three Months Ended  Nine Months Ended
                                            Sept. 30,          Sept. 30,
                                          2004     2003      2004      2003
                                           (Unaudited)        (Unaudited)

    NET SALES                            $85,858  $75,802  $228,137  $211,117

    COSTS AND EXPENSES:
    Cost of goods sold                    76,534   66,261   203,498   185,447
    Selling and administrative
      expenses                             6,993    7,096    20,448    20,493
    Interest expense                         452      576     1,384     1,733
    Other income                            (222)    (381)   (1,266)     (755)
                                          83,757   73,552   224,064   206,918

    INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                    2,101    2,250     4,073     4,199

    INCOME TAXES                             759      871     1,549     1,633

    INCOME FROM CONTINUING OPERATIONS      1,342    1,379     2,524     2,566

    DISCONTINUED OPERATIONS:
    LOSS FROM OPERATIONS OF FOSTER
     TECHNOLOGIES                              0      (70)        0      (510)
    INCOME TAX BENEFIT                         0   (1,616)        0    (1,789)
    INCOME FROM DISCONTINUED OPERATIONS        0    1,546         0     1,279

    NET INCOME                            $1,342   $2,925    $2,524    $3,845

    BASIC AND DILUTED EARNINGS PER
     SHARE:
      FROM CONTINUING OPERATIONS           $0.13    $0.14     $0.25     $0.27
      FROM DISCONTINUED OPERATIONS          0.00     0.16      0.00      0.13
    BASIC AND DILUTED EARNINGS PER SHARE   $0.13    $0.30     $0.25     $0.40

    AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING - BASIC                   10,018    9,593     9,924     9,562

    AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING - DILUTED                 10,306    9,774    10,237     9,682


                      L. B. Foster Company and Subsidiaries
                            Consolidated Balance Sheet
                                     ($ 000's)

                                               September 30,      December 31,
                                                   2004              2003
      ASSETS                                   (Unaudited)

      CURRENT ASSETS:
         Cash and cash items                          $183            $4,134
         Accounts and notes receivable:
            Trade                                   49,495            34,668
            Other                                       39               105
         Inventories                                46,034            36,894
         Current deferred tax assets                 1,413             1,413
         Other current assets                          916               877
         Property held for resale                        0               446
             Total Current Assets                   98,080            78,537

      OTHER ASSETS:
         Property, plant & equipment-net            31,237            33,135
         Goodwill                                      350               350
         Other intangibles - net                       470               585
         Investments                                14,450            13,707
         Deferred tax assets                         4,107             4,095
         Other non-current assets                       72               750
              Total Other Assets                    50,686            52,622

                                                  $148,766          $131,159

      LIABILITIES AND STOCKHOLDERS'
       EQUITY

      CURRENT LIABILITIES:
         Current maturities on long-term
          debt                                        $459              $611
         Short-term borrowings                         775                 0
         Accounts payable-trade and other           32,160            23,874
         Accrued payroll and employee
          benefits                                   3,448             2,909
         Current deferred tax liabilities            1,749             1,749
         Other accrued liabilities                   3,603             2,550
             Total Current Liabilities              42,194            31,693

      LONG-TERM BORROWINGS                          22,000            17,000
      OTHER LONG-TERM DEBT                           3,505             3,858
      DEFERRED TAX LIABILITIES                       3,653             3,653
      OTHER LONG-TERM LIABILITIES                    2,707             4,411

      STOCKHOLDERS' EQUITY:
         Class A Common stock                          102               102
         Paid-in Capital                            35,100            35,018
         Retained Earnings                          40,923            38,399
         Treasury Stock                               (724)           (2,304)
         Accumulated Other Comprehensive
          Loss                                        (694)             (671)
             Total Stockholders' Equity             74,707            70,544

                                                  $148,766          $131,159

SOURCE  L. B. Foster Company
    -0-                             10/26/2004
    /CONTACT: Stan L. Hasselbusch of L. B. Foster Company, +1-412-928-3417, or fax, +1-412-928-7891, or email, investors@LBFosterCo.com /
    (FSTR)

CO:  L. B. Foster Company
ST:  Pennsylvania
IN:  CST TRN
SU:  ERN